UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 17, 2010

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Contract.

On November 17, 2010, Nautilus, Inc. (the “Company”) and HSBC Bank Nevada, National Association (“HSBC”) entered into a Third Amendment (the “Amendment”) to the Fourth Amended and Restated Merchant Agreement by and between the Company and HSBC, dated as of October 27, 2008 (the “Agreement”). The Amendment has the effect of terminating substantially all of the parties’ executory obligations under the Agreement.

Pursuant to the Agreement, HSBC provided credit to consumers purchasing the Company’s products. The Company was obligated under the Agreement to promote the credit program offered by HSBC and was restrained in certain circumstances from offering credit to its customers through other providers pursuant to an exclusivity provision in favor of HSBC. As previously disclosed, the Company entered into an agreement with GE Money Bank to provide consumer credit financing to its customers, implementation of which was completed in September 2010.

Under the Amendment, the Company and HSBC agreed that (i) the exclusivity provisions of the Agreement were terminated effective as of August 12, 2010 and (ii) the initial term of the Agreement, originally scheduled to end on December 31, 2013, expired as of August 31, 2010.

The Company remains obligated under the Agreement to post a letter of credit in favor of HSBC to secure certain potential payment obligations. Such potential obligations consist primarily of possible charge-backs of credit, allowable in certain limited situations, such as fraud, previously extended by HSBC to individual customers of the Company. The Amendment modified the post-termination letter of credit obligation to immediately reduce the amount required to be held outstanding and to provide that Company must keep the letter of credit outstanding until October 15, 2013. The total amount of the letter of credit required to be held outstanding further declines over such period. No early termination penalties were incurred by the Company in connection with the execution of the Amendment.

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to the Amendment described in Item 1.01 above, the Fourth Amended and Restated Merchant Agreement by and between the Company and HSBC, dated as of October 27, 2008, was substantially terminated as of August 31, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

November 23, 2010	By:	/S/ KENNETH L. FISH
(Date)		Kenneth L. Fish, Chief Financial Officer